EXHIBIT 10.26

LEASE

BY AND BETWEEN

EAST ARQUES SUNNYVALE, LLC

AND

SYMYX TECHNOLOGIES, INC.

FOR THE PREMISES AT 1263 E. ARQUES, SUNNYVALE, CALIFORNIA

TABLE OF CONTENTS

1. Premises	2

2. Possession and Lease Commencement	2

3. Term	2

4. Use	2
4.1 General	2
4.2 Limitations	2
4.3 Compliance with Regulations	3
4.4 Hazardous Materials	3

5. Rules and Regulations	4

6. Rent	4
6.1 Base Rent	4
6.2 Additional Rent	4

7. Operating Expenses	4
7.1 Operating Expenses	4
7.1.1 Taxes	4
7.1.2 Insurance	5
7.1.3 Common Area Maintenance	5
7.1.4 Utilities	5
7.1.5 Management Fee	5
7.2 Payment of Estimated Operating Expenses	5
7.3 Computation of Operating Expense Adjustment	6
7.4 Net Lease	6
7.5 Tenant Audit	6

8. Insurance and Indemnification	6
8.1 Landlord’s Insurance	6
8.1.1 Property Insurance	7
8.1.2 Optional Insurance	7
8.2 Tenant’s Insurance	7
8.2.1 Property Insurance	7
8.2.2 Liability Insurance	7
8.2.3 Worker’s Compensation and Employers’ Liability Insurance	7
8.2.4 Commercial Auto Liability Insurance	7
8.2.5 General Insurance Requirements	8
8.2.6 Indemnification	8

9. Waiver of Subrogation	8

10. Landlord’s Repairs and Maintenance	9

11. Tenant’s Repairs and Maintenance	9

12. Alterations	9

13. Signs	10

14. Inspection/Posting Notices	11

15. Utilities	11

16. Subordination	11

17. Financial Statements	11

18. Estoppel Certificate	12

19. Security Deposit	12

20. Tenant’s Remedies	12

21. Assignment and Subletting	12
21.1 Assignment and Subletting	12
21.1.1 General	12
21.1.2 Conditions of Landlord’s Consent	13
21.2 Bonus Rent	13
21.3 Corporation	13
21.4 Unincorporated Entity	13
21.5 Liability	13

22. Authority	14

23. Condemnation	14
23.1 Condemnation Resulting in Termination	14
23.2 Condemnation Not Resulting in Termination	14
23.3 Award	14
23.4 Waiver of CCP Section 1265.130	14

24. Casualty Damage	14
24.1 General	14
24.2 Within 120 Days	14
24.3 Greater than 120 Days	14
24.4 Greater than 180 Days	15
24.5 Tenant’s Fault	15
24.6 Insurance Proceeds	15
24.7 Waiver	15
24.8 Tenant’s Personal Property	15

25. Holding Over	15

26. Default	16
26.1 Events of Default	16
26.1.1 Abandonment	16
26.1.2 Nonpayment of Rent	16
26.1.3 Other Obligations	16
26.1.4 General Assignment	16
26.1.5 Bankruptcy	16
26.1.6 Receivership	16
26.1.7 Attachment	16
26.2 Remedies Upon Default	16
26.2.1 Termination	16
26.2.2 Continuation After Default	17
26.3 Damages After Default	17
26.4 Late Charge	17
26.5 Remedies Cumulative	17

27. Liens	17

28. Transfers by Landlord	18

29. Right of Landlord to Perform Tenant’s Covenants	18

30. Waiver	18

31. Notices	18
31.1 Rent	18
31.2 Other	19

32. Attorneys’ Fees	19

33. Successors and Assigns	19

34. Force Majeure	19

35. Surrender of Premises	19

36. Miscellaneous	19
36.1 General	19
36.2 Time	19
36.3 Choice of Law	19
36.4 Entire Agreement	19
36.5 Modification	20
36.6 Severability	20
36.7 Recordation	20
36.8 Examination of Lease	20
36.9 Accord and Satisfaction	20
36.10 Easements	20
36.11 Drafting and Determination Presumption	20
36.12 Exhibits	20
36.13 No Light, Air or View Easement	20
36.14 No Third Party Benefit	20
36.15 Quiet Enjoyment	20
36.16 Counterparts	20
36.17 Multiple Parties	20
36.18 Prorations	21

37. Additional Provisions	21
37.1 Addenda	21
37.2 Base Rent	21
37.3 Shell	21
37.4 Tenant Work	21
37.5 Beneficial Occupancy	22
37.6 Extension Option	22

EXHIBITS

Exhibit A Building

Exhibit B Premises

Exhibit C Landlord’s Plans and Specifications

Exhibit D Tenant’s Plans and Specifications

BASIC LEASE INFORMATION

INDUSTRIAL NET

LEASE	DATE: February 29, 2000

TENANT:	Symyx Technologies, Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:	1263 E. Arques Avenue, Sunnyvale, CA 94086 after the Commencement Date. Prior to the Commencement Date Tenant’s address will be Tenant’s billing address.

TENANT’S BILLING ADDRESS:	3100 Central Expressway, Santa Clara, CA 95051

TENANT CONTACT:	PHONE NUMBER:

LANDLORD:	East Arques Sunnyvale, LLC, a California limited liability company

LANDLORD’S NOTICE ADDRESS:	c/o South Bay Development 1690 Dell Avenue Campbell, CA 95008

BUILDING DESCRIPTION:	That approximately 36,547 square foot, two-story building known as 1263 E. Arques, Sunnyvale, California, and the real property on which the Building is located, including all improvements therein and thereon. The Building is shown in Exhibit A.

PREMISES:	All of the rentable space in the two-story building comprised of approximately 36,547 square feet of rentable area known as 1263 E. Arques, Sunnyvale, California. The premises is outlined on Exhibit B.

PERMITTED USE:	Office, research and development, laboratory, light manufacturing, storage, shipping, receiving and other legally related uses.

PARKING DENSITY:	Approximately 151 spaces.

SCHEDULED TERM COMMENCEMENT DATE:	October 1, 2000

LENGTH OF TERM:	Ten (10) years

RENT: BASE RENT:	$91,367.50 (subject to adjustment as provided in Paragraph 37.2 hereof)

SECURITY DEPOSIT:	$130,044.44

TENANT’S PROPORTIONATE SHARE:	100%

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

LEASE

THIS LEASE is made as of the 29th day of February, 2000, by and between East Arques Sunnyvale, LLC, a California limited liability company (hereinafter called “Landlord”), and Symyx Technologies, Inc., a Delaware corporation (hereinafter called “Tenant”).

1. Premises. Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, those premises (the “Premises”) outlined in red on Exhibit B and described in the Basic Lease Information. The Premises shall be all or part of a building (the “Building”) as described in the Basic Lease Information. The Building is shown in Exhibit A and includes the real property of which it is a part. Tenant accepts the area of the Premises as specified in this Lease as the approximate area of the Premises, and acknowledges and agrees that Tenant shall in no event be entitled to a recalculation of the square footage of the Premises and that no such recalculation shall reduce Tenant’s obligations under this Lease in any manner, including without limitation the amount of Base Rent payable by Tenant or Tenant’s Proportionate Share.

2. Possession and Lease Commencement. Landlord and Tenant acknowledge that Landlord has not yet completed the improvements constituting the Building and the Premises. The term commencement date (“Term Commencement Date”) shall be the earlier of the date on which: (1) Tenant takes possession of some or all of the Premises and opens for business therein; or (2) the improvements to be constructed in the Premises by Landlord shall have been substantially completed in accordance with the plans and specifications described on Exhibit C, whether or not substantial completion of the Building shall have occurred. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the scheduled Term Commencement Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder nor shall such failure affect the validity of this Lease, and Tenant agrees to accept possession of the Premises at such time as such improvements have been substantially completed, which date shall then be deemed the Term Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Term Commencement Date (but without affecting any obligations of Tenant under any work letter appended to this Lease). In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord, the certificate of Landlord’s architect or general contractor shall be conclusive. Substantial completion shall have occurred notwithstanding Tenant’s submission of a punchlist to Landlord, which Tenant shall submit, if at all, within fifteen (15) days after the Term Commencement Date. Upon Landlord’s request, Tenant shall promptly execute and return to Landlord a Start-Up Letter in which Tenant shall confirm, among other things, the acceptance of the Premises and the determination of the Term Commencement Date, in accordance with the terms of this Lease.

3. Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date and continue in full force and effect for ten (10) years or until this Lease is terminated as otherwise provided herein.

4. Use.

4.1 General. Tenant shall use the Premises for the permitted use specified in the Basic Lease Information (“Permitted Use”) and for no other use or purpose. Tenant shall control Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) in such a manner that Tenant and Tenant’s Parties cumulatively do not exceed the parking density specified in the Basic Lease Information (the “Parking Density”) at any time. Tenant and Tenant’s Parties shall have the nonexclusive right to use, in common with any other parties occupying the Building, the parking areas, driveways and other common areas of the Building, subject to such rules and regulations as Landlord may from time to time prescribe.

4.2 Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the common areas as a result of Tenant’s or any Tenant’s Party’s use thereof, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants or occupants of the Building or interfere with their use of their respective premises or common areas. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall

Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which endanger the structure, or place any harmful substances in the drainage system of the Building. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract.

4.3 Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record governing and relating to Tenant’s use, occupancy or possession of the Premises, to Tenant’s use of the common areas, or to Tenant’s use, storage, generation or disposal of Hazardous Materials (hereinafter defined) (collectively “Regulations”). Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant shall at its sole cost and expense promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, under or about the Building or bring or keep anything which will in any way increase the rate of any insurance upon the Premises or the Building or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys’ fees or liability arising out of the failure of Tenant to comply with any Regulation. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

4.4 Hazardous Materials. “Hazardous Materials” shall mean and include, but not be limited to, hazardous, toxic and radioactive materials and those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in any Regulation. Tenant shall not cause, or allow any of Tenant’s Parties to cause, any Hazardous Materials to be used, generated, stored or disposed of on or about the Premises, the Building or surrounding land or environment in violation of any Regulations. Tenant shall obtain written consent from the City of Sunnyvale prior to the introduction of any Hazardous Materials into the Building and comply on an ongoing basis with all governmental requirements relating thereto. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials for “general office purposes” (such as toner for copiers) to the extent customary and necessary for the Permitted Use of the Premises; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises or the Building, or surrounding land or environment. Tenant shall immediately notify Landlord of any Hazardous Materials’ contamination of any portion of the Building of which Tenant becomes aware, whether or not caused by Tenant. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Tenant. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses (including attorneys’ and consultants’ fees), demands, causes of action, claims or judgments directly or indirectly arising out of the use, generation, storage, release, or disposal of Hazardous Materials by Tenant or any of Tenant’s Parties in, on or about the Premises or the Building or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Paragraph 4.4. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord shall be responsible for costs arising from pre-existing environmental conditions on the Premises upon demand by Landlord, Tenant shall provide to Landlord (1) an itemization of Hazardous Materials that are currently used or have ever been used on the Premises, (2) copies of any reports provided to any governmental agency relating to Hazardous Materials, and (3) evidence of compliance with all laws relating to Hazardous Materials.

5. Rules and Regulations. Tenant shall faithfully observe and comply with any reasonable rules and regulations and any modifications or additions thereto which Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or the Building. Tenant shall cause Tenant’s Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any of such rules and regulations, any other tenant’s or occupant’s lease or any Regulations.

6. Rent.

6.1 Base Rent. Tenant shall pay to Landlord and Landlord shall receive, without notice or demand throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the Remittance Address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term shall be paid by Tenant upon Tenant’s execution of this Lease. If the obligation for payment of Base Rent commences on other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date. The Base Rent payable by Tenant hereunder is subject to adjustment as provided in addenda appended to this Lease (if referred to in Paragraph 38.1). “Base Rent” shall mean the Base Rent specified in the Basic Lease Information as it may be so adjusted from time to time.

6.2 Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, Tenant’s Proportionate Share of Operating Expenses, as specified in Paragraph 7 of this Lease, the interest and late charge described in Paragraphs 26.3 and 26.4, and any monies spent by Landlord pursuant to Paragraph 30, shall be considered additional rent (“Additional Rent”). “Rent” shall mean Base Rent and Additional Rent.

7. Operating Expenses.

7.1 Operating Expenses. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Tenant’s Proportionate Share, as defined in the Basic Lease Information, of Operating Expenses (defined below) in the manner set forth below. “Operating Expenses” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building and its supporting facilities (as determined in a reasonable manner) other than those expenses and costs which are specifically attributable to Tenant or which are expressly made the financial responsibility of Landlord pursuant to this Lease. Operating Expenses shall include, but are not limited to, the following:

7.1.1 Taxes. All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, and other impositions, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are now or hereafter assessed, levied, charged, confirmed, or imposed by any public authority upon the Building, its operations or the Rent (or any portion or component thereof), or any tax, assessment or fee imposed in substitution, partially or totally, of any of the above. Operating Expenses shall also include any taxes, assessments, or other fees or impositions with respect to the development, leasing, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document creating or transferring an interest in the Premises (excluding, however, any development or permit fees incurred in connection with the development of the Building and the land on which it is located). In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment of any such taxes.

7.1.2 Insurance. All insurance premiums and costs, including, but not limited to, any deductible amounts, premiums and other costs of insurance incurred by Landlord, including for the insurance coverage set forth in Paragraph 8.1 herein.

7.1.3 Common Area Maintenance.

(a) Repairs, replacements, and general maintenance of and for the Building and public and common areas of the Building, including, but not limited to, the roof, pest extermination, landscaped areas, parking and service areas, driveways, truck staging areas, rail spur areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment and wiring servicing, exterior lighting, and any other items or areas which affect the operation or exterior appearance of the Building, which determination shall be at Landlord’s discretion, except for: those items expressly made the financial responsibility of Landlord pursuant to Paragraph 10 hereof; those items to the extent paid for by the proceeds of insurance; and those items attributable solely or jointly to specific tenants of the Building.

(b) Repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Building, including present or future repair work, are reasonably necessary for the health and safety of the occupants of the Building, or are required under any governmental law or regulation, such costs or allocable portions thereof to be amortized over the useful life of such improvement in accordance with IRS rules and regulations, or if not applicable, in accordance with generally accepted accounting principles, together with interest on the unamortized balance at the “prime rate” charged by Wells Fargo Bank, N.A. (San Francisco) or its successor at the time such improvements or capital assets are constructed or acquired, plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

(c) Payment under or for any easement, license, permit, operating agreement, declaration, restrictive covenant or instrument relating to the Building.

(d) All expenses related to services and costs of supplies and equipment used in maintaining the Premises, Building, the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, expenses related to service agreements regarding security and fire and other alarm systems, janitorial services to the extent not addressed in Paragraph 11 hereof, window cleaning, elevator maintenance, Building exterior maintenance, landscaping and expenses related to the administration, management and operation of the Building, including without limitation salaries, wages and benefits.

7.1.4 Utilities. The cost of supplying any utilities which benefit all or a portion of the Premises or the Building to the extent not addressed in Paragraph 15 hereof.

7.1.5 Management Fee. A management and accounting cost recovery fee equal to two percent (2%) of the sum of Base Rent.

The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Premises and that Landlord shall have no obligation or liability with respect thereto, except to the extent Landlord has specifically agreed elsewhere in this Lease to provide the same.

7.2 Payment of Estimated Operating Expenses. “Estimated Operating Expenses” for any particular year shall mean Landlord’s estimate of the Operating Expenses for such fiscal year made with respect to such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in a reasonable manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Operating Expenses for the ensuing fiscal year. Tenant shall pay Tenant’s Proportionate Share of the Estimated Operating Expenses with installments of Base Rent for the fiscal year to which the Estimated Operating Expenses applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Operating Expenses are projected to vary from the then Estimated Operating Expenses by more than ten percent (10%), Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Operating Expenses for such year.

7.3 Computation of Operating Expense Adjustment. “Operating Expense Adjustment” shall mean the difference between Estimated Operating Expenses and actual Operating Expenses for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the fiscal year just ended, accompanied by a computation of Operating Expense Adjustment. If such statement shows that Tenant’s payment based upon Estimated Operating Expenses is less than Tenant’s Proportionate Share of Operating Expenses, then Tenant shall pay to Landlord the difference within twenty (20) business days after receipt of such statement. If such statement shows that Tenant’s payments of Estimated Operating Expenses exceed Tenant’s Proportionate Share of Operating Expenses, then (provided that Tenant is not in default under this Lease) Landlord shall pay to Tenant the difference within twenty (20) days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Operating Expense Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant’s Proportionate Share of the Operating Expense Adjustment shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.

7.4 Net Lease. This shall be a triple net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Operating Expenses and the Operating Expense Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.A. incurred in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary to the Building.

7.5 Tenant Audit. If Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.2 or 7.3 above, Tenant shall have the right, not later than forty five (45) days following receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute, to cause Landlord’s books and records with respect to Operating Expenses for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord’s reasonable right of approval. The Operating Expense Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of five percent (5%) of Tenant’s Proportionate Share of the Operating Expense Adjustment previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7.5 within forty five (45) days after receipt of Landlord’s statement provided pursuant to Paragraph 7.2 or 7.3, such statement shall be final and binding for all purposes hereof.

8. Insurance and Indemnification.

8.1 Landlord’s Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control.

8.1.1 Property Insurance. Landlord agrees to maintain property insurance insuring the Building with what is commonly known as “all-risk” coverage, including fire, vandalism, and malicious mischief in an amount not less than the replacement cost thereof, in the form and with deductibles and endorsements as selected by Landlord. At its election, Landlord may also obtain earthquake, and/or flood insurance in amounts selected by Landlord.

8.1.2 Optional Insurance. Landlord, at Landlord’s option, may also carry insurance against loss of rent, in an amount equal to the amount of Base Rent and Additional Rent that Landlord could be required to abate to all Building tenants in the event of condemnation or casualty damage for a period of twelve (12) months. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Landlord shall not be obligated to insure any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises, unless Tenant so requests, specifically identifying such leasehold improvements, additions or alterations to be insured, at Tenant’s cost.

8.2 Tenant’s Insurance.

8.2.1 Property Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations made by or for Tenant to the Premises (not insured by Landlord pursuant to paragraph 8.1.2) on an “All Risk” basis, insuring such property for the full replacement value of such property.

8.2.2 Liability Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term Commercial General Liability insurance applying to the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Five Million Dollars ($5,000,000), and a minimum general aggregate limit of Ten Million Dollars ($10,000,000), with an “Additional Insured — Managers or Lessors of Premises Endorsement” and the “Amendment of the Pollution Exclusion Endorsement.” All such policies shall be written to apply to all bodily injury, property damage or loss, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be “primary” and non-contributing with any insurance maintained by Landlord, which shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; and (iii) providing for coverage of employer’s automobile non-ownership liability. All such insurance shall provide for the severability of interests of insureds; and shall be written on an “occurrence” basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Tenant shall also procure at Tenant’s sole cost and expense and keep in effect during the Term of this Lease, Legal Liability Insurance covering direct physical damage and loss of use of the Building for which Tenant is legally obligated in an amount of the full replacement value of the Building.

8.2.3 Worker’s Compensation and Employers’ Liability Insurance. Tenant shall carry Workers’ Compensation Insurance as required by any Regulation, throughout the Term at Tenant’s sole cost and expense. Tenant shall also carry Employers’ Liability Insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease, throughout the Term at Tenant’s sole cost and expense.

8.2.4 Commercial Auto Liability Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term commercial auto liability insurance with a combined limit of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage for each accident. Such insurance shall cover liability relating to any auto (including owned, hired and non-owned autos).

8.2.5 General Insurance Requirements. All coverages described in this Paragraph 8.2 shall be endorsed to (i) provide Landlord with thirty (30) days’ notice of cancellation or change in terms; and (ii) waive all rights of subrogation by the insurance carrier against Landlord. If at any time during the Term Landlord’s lender or lender’s requires that the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.2 be increased or if Tenant’s use of the Premises should change with or without Landlord’s consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 8.2. All insurance policies required to be carried under this Lease shall be written by companies rated A X or better in “Best’s Insurance Guide” and authorized to do business in the State of California. In any event deductible amounts shall not exceed Five Thousand Dollars ($5,000). Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expired policies, certified copies of Tenant’s insurance policies, or a certificate evidencing the same issued by the insurer thereunder; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

8.2.6 Indemnification. Notwithstanding anything to the contrary contained in this Lease, Landlord shall in no event be liable and Tenant hereby waives all claims against Landlord for any loss, damage, injury or death to or of any person or property (including without limitation personal property) caused by theft, fire, rain or water leakage, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, electrical or other systems, or by acts of God (including without limitation flood or earthquake), acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or for any damage or inconvenience which may arise through repair, except as expressly otherwise provided in Paragraph 10. In addition, Landlord shall in no event be liable for injury to Tenant’s business or any loss of income or profit therefrom or for consequential damages, regardless of Landlord’s negligence or misconduct. Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses, including reasonable attorneys’ fees and court costs, arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises by Tenant or Tenant’s Parties, or from activities of Tenant or Tenant’s Parties; (2) claims arising from work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant within the Premises; (3) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; and (4) claims arising from the negligence or intentional acts or omissions of Tenant or Tenant’s Parties. The foregoing indemnity by Tenant shall not be applicable to claims to the extent arising from the sole negligence or willful misconduct of Landlord. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

9. Waiver of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder or any other rights or remedies, Landlord and Tenant each waive any right to recover against the other for: (a) damages for injury to or death of persons; (b) damages to property, including personal property; (c) damages to the Premises or any part thereof; and (d) claims arising by reason of the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision is intended to waive fully, any rights and/or claims arising by reason of the foregoing, but only to the extent that any of the foregoing damages and/or claims referred to above are covered, and only to the extent of such coverage, by insurance actually carried by either Landlord or Tenant. This provision is also intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation on any insurance carrier. Subject to all qualifications of this Paragraph 9, Landlord waives its rights as specified in this Paragraph 9 with respect to any subtenant that it has approved pursuant to Paragraph 21 but only in exchange for the written waiver of such rights to be given by such subtenant to Landlord. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.

10. Landlord’s Repairs and Maintenance. Landlord shall at Landlord’s expense maintain in good repair, reasonable wear and tear excepted, the structural soundness of the roof, foundations, and exterior walls of the Building. The term “exterior walls” shall not include windows, glass or plate glass, doors, dock bumpers or dock plates, special store fronts or office entries. Any damage caused by or repairs necessitated by any act of Tenant or Tenant’s Parties may be repaired by Landlord at Landlord’s option and Tenant’s expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of repairs, alterations or improvements in or to any portion of the Premises or to fixtures, appurtenances or equipment in the Building, except as provided in Paragraph 24. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and the condition in which Landlord is obligated to deliver them.

11. Tenant’s Repairs and Maintenance. Tenant shall at all times during the Term at Tenant’s expense maintain all parts of the Premises in a first-class, good, clean and secure condition and promptly make all necessary repairs and replacements, as determined by Landlord, including but not limited to, all windows, glass, doors, walls, including demising walls, and wall finishes, floors and floor covering, heating, ventilating and air conditioning systems, non-structural roof elements, ceiling insulation, truck doors, hardware, dock bumpers, dock plates and levelers, plumbing work and fixtures, downspouts, entries, skylights, smoke hatches, roof vents, electrical and lighting systems, and fire sprinklers, with materials and workmanship of the same character, kind and quality as the original. Tenant shall at Tenant’s expense also perform regular removal of trash and debris. If Tenant uses rail and if required by the railroad company, Tenant agrees to sign a joint maintenance agreement governing the use of the rail spur, if any. Tenant shall, at Tenant’s own expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or serving the Premises and provide Landlord with copies of all service agreements, recommendations, and work completed by said contractor. The maintenance contractor and the contract must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date. Landlord may, upon notice to Tenant, enter into such a service contract on behalf of Tenant or perform the work and in either case charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead. Notwithstanding anything to the contrary contained herein, Tenant shall, at its expense, promptly repair any damage to the Premises or the Building resulting from or caused by any act of Tenant or Tenant’s Parties.

12. Alterations.

12.1 Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises (“Alterations”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Alterations which: (a) comply with all applicable Regulations; (b) are, in Landlord’s opinion, compatible with the Building and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems; and (c) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose rules and regulations for contractors and subcontractors performing such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. Tenant shall cause all Alterations to be accomplished in a first-class, good and workmanlike manner, and to comply with all applicable Regulations. Tenant shall at Tenant’s sole expense, perform any additional work required under applicable Regulations due to the Alterations hereunder. No consent by Landlord to any proposed Alteration or additional work shall constitute a waiver of Tenant’s obligations under this Paragraph 12. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations other than the Tenant Improvements set forth in Exhibit B, including any reasonable costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. All such Alterations shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all Alterations made by Tenant and restore the Premises by the expiration or earlier termination of this Lease, to their condition existing prior to the construction of any such Alterations. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises whatsoever. If Tenant fails to remove such Alterations or Tenant’s trade fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole expense. In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of Alterations within the Premises, and on Tenant’s interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

Notwithstanding the foregoing, Tenant shall have the right to construct nonstructural alterations and improvements without Landlord’s prior approval, if the cost of such construction does not exceed $25,000 in any one calendar year. Upon Tenant’s request from time to time, Landlord shall advise Tenant in writing whether Landlord will require Tenant to remove any alterations or improvements upon the termination or earlier expiration of this Lease. Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises shall at all times be Tenant’s property, and Tenant may remove any or all of such property from the Premises at any time and from time to time provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien whatsoever in any item of such property and Landlord waives all such liens. Within ten (10) days following Tenant’s request from time to time, Landlord shall execute documents in form reasonably acceptable to Tenant and Landlord to evidence Landlord’s waiver of any lien in any of such property and giving any lenders holding a security interest or lien on such property reasonable rights of access to the Premises to remove such property, provided that such lenders repair all damage caused by such removal and remove such property on a timely basis.

12.2 In compliance with Paragraph 27 hereof, at least ten (10) business days before beginning construction of any Alteration, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of non-responsibility. Upon substantial completion of construction, Tenant shall cause a timely notice of completion to be recorded in the office of the recorder of the county in which the Building is located.

13. Signs. All signs, notices and graphics of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its reasonable discretion, and shall be subject to any restrictions imposed by the City of Sunnyvale and the Oakmead Park Development. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or man doors without Landlord’s prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion. Any installation of signs or graphics on or about the Premises shall be subject to any Regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs or graphics by the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Premises, Building and any other improvements contained therein, and Tenant shall repair any injury or defacement including without limitation discoloration caused by such installation or removal.

14. Inspection/Posting Notices. After reasonable notice, except in emergencies where no such notice shall be required, Landlord and Landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Building or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or to others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, Landlord shall have the right to erect on the Premises a suitable sign indicating that the Premises are available for lease.

15. Utilities. Tenant shall pay directly for all water, gas, heat, air conditioning, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

16. Subordination. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, the Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the Building, the land upon which the Premises are situated, or said ground leases or underlying leases, or Landlord’s interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord and Tenant shall not be disturbed in its possession under this Lease by such successor in interest so long as Tenant is not in default under this Lease. Within ten (10) business days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust, subject to such nondisturbance requirement. Landlord shall exercise diligent efforts to obtain a nondisturbance agreement from Landlord’s existing lender in the customary form used by such lender.

17. Financial Statements. At the request of Landlord from time to time, Tenant shall provide to Landlord Tenant’s current financial statements or other information discussing financial worth of Tenant and any guarantor, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Building. Notwithstanding the foregoing, so long as Tenant is a publicly traded company,

Tenant shall be obligated to provide only those documents which Tenant is required to provide to the public or to governmental authorities.

18. Estoppel Certificate. Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Tenant agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may execute and deliver such certificate on Tenant’s behalf and that such certificate shall be binding on Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of the Lease, and shall be an event of default if Tenant fails to fully comply or makes any material misstatement in any such certificate.

19. Security Deposit. Tenant agrees to deposit with Landlord upon execution of this Lease, a Security Deposit as stated in the Basic Lease Information which sum shall be held by Landlord, without obligation to pay interest, as security for the performance of Tenant’s covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant’s obligations under this Lease have been fulfilled. Landlord may use and commingle the Security Deposit with other funds of Landlord.

20. Tenant’s Remedies. The obligations and liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of Landlord or of the individual or other partners of Landlord or its or their partners, directors, officers, or shareholders, and Tenant agrees to look solely to Landlord’s interest in the Building for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partners of Landlord or its or their partners, directors, officers or shareholders. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any then existing lien, mortgage or deed of trust on the Building.

21. Assignment and Subletting.

21.1 Assignment and Subletting.

21.1.1 General. Tenant shall not assign or pledge this Lease or sublet the Premises or any part thereof, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, or suffer or permit any such assignment, pledge, subleasing or occupancy, without Landlord’s prior written consent except as provided herein. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice (the “Transfer Notice”) at least thirty (30) days prior to the anticipated effective date of the proposed assignment or sublease, which shall contain all of the information reasonably requested by Landlord to address Landlord’s decision criteria specified hereinafter. Landlord shall then have a period of twenty (20) days following receipt of the Transfer Notice to notify Tenant in writing that Landlord elects either: (1) to terminate this Lease as to the space so affected as of the date so requested by Tenant; or (2) to consent to the proposed assignment or sublease, subject, however, to Landlord’s prior written consent of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease. If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived option (1) above, but written consent by Landlord of the proposed assignee or subtenant shall be required. If Landlord does not exercise option (1) above, Landlord’s consent to a proposed assignment or sublet shall not be unreasonably withheld. Not withstanding the foregoing, Landlord’s consent shall not be required for any proposed sublease or assignment to a parent, subsidiary or affiliate of Tenant or to any entity into which Tenant merges or which acquires all or substantially all of the assets of Tenant.

21.1.2 Conditions of Landlord’s Consent. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord’s consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord’s consent in the following instances: the use of the Premises by such proposed assignee or subtenant would not be a Permitted Use or would violate any exclusivity arrangement which Landlord has with any other tenant or occupant or would increase the Parking Density of the Building; the proposed assignee or subtenant is not of sound financial condition as determined by Landlord in Landlord’s sole discretion reasonably exercised; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant does not have a good reputation as a tenant of property; the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Building or is a present tenant of the Building; the assignment or subletting would entail any Alterations which would lessen the value of the leasehold improvements in the Premises; or Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve (12) months preceding the date that Tenant shall request consent. Failure by Landlord to consent to a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under Paragraph 21.1.1, Landlord may lease the Premises to any party, including parties with whom Tenant has negotiated an assignment or sublease, without incurring any liability to Tenant. At the option of Landlord, a surrender and termination of this Lease shall operate as an assignment to Landlord of some or all subleases or subtenancies. Landlord shall exercise this option by giving notice of that assignment to such subtenants on or before the effective date of the surrender and termination.

21.2 Bonus Rent. Any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after the amortization of a reasonable brokerage commission and reasonable tenant improvement costs incurred by Tenant over the remaining term of the Lease, shall be divided and paid, seventy-five percent (75%) to Tenant, twenty-five percent (25%) to Landlord. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for comparable space available for primary leasing.

21.3 Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings) resulting in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease. The foregoing provisions of this paragraph 21.3 shall not be applicable to Tenant if Tenant is a publicly traded company.

21.4 Unincorporated Entity. If Tenant is a partnership, joint venture, unincorporated limited liability company or other unincorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

21.5 Liability. No assignment or subletting by Tenant, permitted or otherwise, shall relieve Tenant of any obligation under this Lease or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligations to be performed by Tenant, including obligations contained in Paragraph 25 with respect to any assignee or subtenant. Any assignment or subletting which conflicts with the provisions hereof shall be void.

22. Authority. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do.

23. Condemnation.

23.1 Condemnation Resulting in Termination. If the whole or any substantial part of the Building of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

23.2 Condemnation Not Resulting in Termination. If a portion of the Building of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Paragraph 23.1 above, the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

23.3 Award. Landlord shall be entitled to any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant’s personal property and moving costs, shall be and remain the property of Tenant.

23.4 Waiver of CCP Section 1265.130. Each party waives the provisions of California Civil Code Procedure section 1265.130 allowing either party to petition the superior court to terminate this Lease as a result of a partial taking.

24. Casualty Damage.

24.1 General. If the Premises or Building should be damaged or destroyed by fire, tornado, or other casualty (collectively, “Casualty”), Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord’s receipt of such notice, Landlord shall notify Tenant whether in Landlord’s estimation material restoration of the Premises can reasonably be made either: (1) within one hundred eighty (180) days; or (2) in more than one hundred eighty (180) days from the date of such notice and receipt of required permits for such restoration. Landlord’s determination shall be binding on Tenant.

24.2 Within 180 Days. If the Premises or Building should be damaged by Casualty to such extent that material restoration can in Landlord’s estimation be reasonably completed within one hundred eighty (180) days after the date of such damage and receipt of required permits for such restoration, this Lease shall not terminate. Provided that insurance proceeds, plus any voluntary contributions from Tenant are received by Landlord to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of the uninsured Alterations which may have been placed on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, and to the extent the Premises are unfit for occupancy.

24.3 Greater than 180 Days. If the Premises or Building should be damaged by Casualty to such extent that rebuilding or repairs cannot in Landlord’s estimation be reasonably completed in more than one hundred eighty (180) days but within two hundred forty (240) days after the date of such damage and receipt of required permits for such rebuilding or repair, then Landlord shall have the option of either: (1) terminating this Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of this Lease; or (2) electing to rebuild or repair the Premises in the manner determined by Landlord. Notwithstanding the above, Landlord shall not be required to rebuild, repair or replace any part of the uninsured Alterations which may have been placed, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, and to the extent the Premises are unfit for occupancy. In the event that Landlord should fail to complete such repairs and rebuilding within two hundred forty (240) days after the date upon which Landlord is notified by Tenant of such damage and receipt of required permits, such period of time to be extended for delays caused by the fault or neglect of Tenant or otherwise by Tenant or because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant’s option within ten (10) days after the expiration of such two hundred forty (240) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant’s exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord’s receipt of such termination notice.

24.4 Greater than 240 Days. If the Premises or Building should be so damaged by Casualty that rebuilding or repairs cannot in Landlord’s estimation be completed two hundred forty (240) days after such damage and receipt of required permits for such rebuilding or repair, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

24.5 Tenant’s Fault. Notwithstanding anything herein to the contrary, if the Premises or any other portion of the Building are damaged by Casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant’s Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

24.6 Insurance Proceeds. Notwithstanding anything herein to the contrary, in the event that the Premises or Building are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate.

24.7 Waiver. This Paragraph 24 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California with respect to any destruction of the Premises, Landlord’s obligation for tenantability of the Premises and Tenant’s right to make repairs and deduct the expenses of such repairs, or under any similar law, statute or ordinance now or hereafter in effect.

24.8 Tenant’s Personal Property. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant’s personal property.

25. Holding Over. Unless Landlord expressly consents in writing to Tenant’s holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant or any other person while Tenant is holding over without Landlord’s written consent. If Tenant shall retain possession of the Premises or any portion thereof without Landlord’s consent following the expiration of this Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention one hundred fifty (150%) of the amount of daily rental as of the last month prior to the date of expiration or earlier termination. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including reasonable attorneys’ fees, resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by the succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or earlier termination shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25 shall waive Landlord’s right of reentry or any other right. Additionally, in the event that upon expiration or earlier termination of this Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 25 shall apply. The provisions of this Paragraph 25 shall survive any expiration or earlier termination of this Lease.

26. Default.

26.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

26.1.1 Abandonment. Abandonment of the Premises for a continuous period in excess of five (5) days. Tenant waives any right to notice Tenant may have under section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.1 being deemed such notice to Tenant as required by said section 1951.3.

26.1.2 Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder within five (5) days after the date when said payment is due.

26.1.3 Other Obligations. Failure to commence to perform and diligently prosecute to completion, any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs 1 and 2 of this Paragraph 26.1, such failure continuing for fifteen (15) days after written notice of such failure.

26.1.4 General Assignment. A general assignment by Tenant for the benefit of creditors.

26.1.5 Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

26.1.6 Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefor.

26.1.7 Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof.

26.2 Remedies Upon Default.

26.2.1 Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate, and this Lease shall terminate unless on or before such date all Rent in arrears and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by any reason of

Tenant’s default or of such termination. Landlord hereby reserves the right to recognize the continued possession of any subtenant.

26.2.2 Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 26.2.1 hereof, and Landlord may enforce all of Landlord’s rights and remedies under this Lease and at law or in equity, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under section 1951.4 of the Civil Code of the State of California or any successor code section. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord’s interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant’s right to possession.

26.3 Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.2.1 hereof, Landlord shall have the rights and remedies of a Landlord provided by section 1951.2 of the Civil Code of the State of California, or any successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law or at equity, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” as used in (1) and (2) above shall be computed at the lesser of the “prime rate,” as announced from time to time by Wells Fargo Bank, N.A. (San Francisco) or its successor, plus five (5) percentage points, or the maximum interest rate allowed by law (“Applicable Interest Rate”). The “worth at the time of award” as used in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

26.4 Late Charge. In addition to its other remedies, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord on or before the sixth day of each calendar month, an amount equal to six percent (6%) of the delinquency for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Landlord of any late charges shall not constitute a waiver of other late charges or any other remedies available to Landlord.

26.5 Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein. Tenant waives any rights provided to Tenant under Code of Civil Procedure section 1179, or any similar provision of law, which permits Tenant to obtain relief from forfeiture of this Lease.

27. Liens. Tenant shall at all times keep the Premises free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises. In the event that Tenant shall not, within ten (10) business days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises which could lawfully give rise to a claim for mechanics’ or materialmen’s liens to permit Landlord to post and record a timely notice of non-responsibility.

28. Transfers by Landlord. In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest and such successor’s assumption of Landlord’s obligations under this Lease. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of Landlord to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord’s successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform any of the obligations of Landlord, to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

29. Right of Landlord to Perform Tenant’s Covenants. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant’s part to be performed hereunder, including Tenant’s obligations under Paragraph 11 hereof, and such failure shall continue for fifteen (15) days after notice thereof by Landlord, in addition to the other rights and remedies of Landlord, Landlord may make any such payment and perform any such act on Tenant’s part. In the case of an emergency, no prior notification by Landlord shall be required. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant’s obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.

30. Waiver. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

31. Notices. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing, or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

31.1 Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord’s Remittance Address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

31.2 Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the Notice Address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person available during normal business hours, then such service may be made by attaching the same on the main entrance of the Premises.

32. Attorneys’ Fees. In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs, whether incurred at trial, appeal or review. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.

33. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant’s assigns.

34. Force Majeure. If performance by a party of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, government actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform, performance by that party for a period equal to the period of that prevention, delay, or stoppage is excused. Tenant’s obligation to pay Rent, however, is not excused by this Paragraph 34.

35. Surrender of Premises. Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in the same condition as existed on the date Tenant completed the Tenant Improvements described in Exhibit B, normal wear and tear, and casualty and condemnation excepted, including all holes in walls repaired, all HVAC equipment in operating order and in good repair, and all floors broom cleaned, and free of any Tenant-introduced marking or painting, all to the reasonable satisfaction of Landlord. Tenant shall remove all of its debris from the Building. At or before the time of surrender, Tenant shall comply with the terms of Paragraph 12.A. hereof with respect to Alterations to the Premises and all other matters addressed in such Paragraph. If the Premises are not so surrendered at the expiration or sooner termination of this Lease, the provisions of Paragraph 25 hereof shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term.

36. Miscellaneous.

36.1 General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

36.2 Time. Time is of the essence regarding this Lease and all of its provisions.

36.3 Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

36.4 Entire Agreement. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or its agents or understandings made between the parties other than those set forth in this Lease and its exhibits.

36.5 Modification. This Lease may not be modified except by a written instrument signed by the parties hereto.

36.6 Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

36.7 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

36.8 Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

36.9 Accord and Satisfaction. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

36.10 Easements. Landlord may grant easements on the Building and dedicate for public use portions of the Building without Tenant’s consent; provided that no such grant or dedication shall materially interfere with Tenant’s use and enjoyment of the Premises. Upon Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

36.11 Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required or allowed in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be given or made solely by Landlord in Landlord’s good faith opinion, whether or not objectively reasonable.

36.12 Exhibits. The exhibits attached hereto are hereby incorporated herein by this reference.

36.13 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

36.14 No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

36.15 Quiet Enjoyment. Upon payment by Tenant of the Rent, and upon the observance and performance of all of the other covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to all of the other terms and conditions of this Lease. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance.

36.16 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.

36.17 Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.

36.18 Prorations. Any Rent payable to Landlord by Tenant for any fractional month shall be prorated based on a month of 30 days. As used herein, the term “fiscal year” shall mean the calendar year or such other fiscal year as Landlord may deem appropriate.

37. Additional Provisions.

37.1 Addenda. Exhibits A through C attached hereto are hereby incorporated into and made a part of this Lease as though fully set forth herein.

37.2 Base Rent. Base Rent, net of Basic Operating Costs per Paragraph 7 of this Lease, for the Premises shall be as follows:

Months	Base Rent Per Month

1-12	$91,367.50
13-24	95,022.00
25-36	98,823.00
37-48	102,776.00
49-60	106,887.00
61-72	111,163.00
73-84	115,609.00
85-96	120,233.00
97-108	125,043.00
109-120	130,044.00

37.3 Shell. Landlord shall, at its sole cost and expense and with no right of reimbursement from Tenant, pay all costs of constructing the building shell and associated site improvements which shall mean the shell of the Building as defined in Exhibit C attached hereto and made a part hereof in substantial accordance with the plans and specifications provided to Tenant (all of which shall be collectively referred to as the “Building Shell”)

37.4 Tenant Work. Tenant shall, with the aid of a licensed architect or engineer, and at Tenant’s sole cost and expense, complete plans and specifications for Tenant’s interior improvements, submit them to Landlord for approval, and obtain Landlord’s approval prior to commencement of construction (“Tenant Work”).

The Tenant Work shall include, but not be limited to the following:

(1)	HVAC system;

(2)	Interior lighting;

(3)	Insulation;

(4)	Office space within the Premises;

(5)	Lunch room/break room space within the Premises;

(6)	Interior walls and partitions and painting if required;

(7)	Plumbing within the Premises;

(8)	Floor and wall coverings;

(9)	All electrical distribution panels for Tenant power and lighting, distribution lines and outlets, circuits, switches and related metering and hook-up charges;

(10)	Water and gas distribution and related metering and hook-up charges;

(11)	Telephone switch room, panel, distribution system;

(12)	Window coverings if required;

(13)	Interior and exterior Tenant signage;

(14)	Fire safety systems;

(15)	Restrooms;

(16)	Any roof screens for HVAC systems;

(17)	Any city and other agency fees; and

(18)	Other improvements specific to tenant’s occupancy.

(19)	Architectural design and structural engineering

All Tenant Works shall be completed in a good and workmanlike manner by Tenant at Tenant’s sole cost and expense, and all materials and equipment incorporated into the Tenant Improvements (i) will be new and free of defects, (ii) will conform to all applicable laws, ordinances and regulations of all duly constituted authorities, including without limitation, Title

III of the Americans and Disabilities Act of 1990, all regulations issued thereunder and the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same are in affect on the date hereof and may be hereafter modified, amended or supplemented (“Applicable Laws”), and (iii) will conform to the final working drawings approved by Landlord and Tenant, including all changes or modifications thereto approved by Landlord. The approved plan shall be attached to this Lease, as Exhibit D. Landlord conceptually approves the construction of improvements similar in quality to those installed at 3100 Central Expressway, Santa Clara, California, but with not more than ten percent (10%) of the Premises allocated for “wet” laboratory use and the balance in “generic” improvements, subject to Landlord’s approval as to location and arrangement.

Landlord will reasonably approve or disapprove said plans and specifications within five (5) days of receipt of plans and specifications. Landlord may reasonably disapprove of said plans and specifications for reasons including, but not limited to: location, distribution and percentage of floor coverings, dropped ceiling, restrooms (two core minimum per floor), plumbing, electrical, and/or mechanical systems which are inconsistent with future divisibility of the building for multi-tenant occupancy. If Landlord has not notified Tenant of approval or disapproval within five (5) days of receipt of plans and specifications, the plans and specifications shall be deemed approved.

All substantive changes must be approved by Landlord.

Tenant may select a general contractor subject to Landlord’s reasonable consent. Tenant and general contractor shall diligently pursue to completion said improvements in accordance with the approved plans and specifications. Tenant acknowledges that Landlord may record a Notice of Non-Responsibility in regards to the construction of Tenant Improvements.

37.5 Beneficial Occupancy. Upon execution of the Lease, Tenant shall have access to the Premises to construct Tenant Improvements, and Tenant shall be subject to all terms and conditions of the Lease, excepting payment of Rent. Rental payments shall commence once on the Term Commencement Date.

37.6 Extension Option. Provided Tenant is not in default of its obligations under this Lease, Tenant shall have one (1) five (5) year option to extend the Term of the Premises in “as is” condition at the then current market rate. The option to extend is personal to the Tenant stated in the Lease and will not survive any assignment or sublet of the Lease. In no event will the monthly rental be less than the rental for the last month of the previous term. Tenant shall give Landlord written notice of its intent to exercise its option at least one hundred eighty (180) days but not more than two hundred seventy (270) days prior to the expiration of the current Lease term. Within thirty (30) days after Tenant exercises its option to release, Landlord will provide Tenant with fair market rental, as reasonably determined by Landlord, as well as terms and conditions for the extended term. Tenant shall have thirty (30) days from notification by Landlord of current rent and terms and conditions to accept Landlord’s fair market rent, terms and conditions.

The parties are obligated to negotiate in good faith to agree on the market rental for any option period. If the parties have not mutually agreed on the market rental adjustment for any option period provided herein within thirty (30) days from notification by Landlord to Tenant of Landlord’s rental determination, each party hereto shall appoint one representative who shall be a licensed real estate broker with a minimum of ten (10) years experience in leasing industrial space in Sunnyvale, California, to determine the fair market rental for the Premises. The two (2) representatives so appointed shall determine the current rental value for the subsequent option period for the use to which Tenant is then utilizing the Premises pursuant to the terms and conditions of this Lease. The determination of said current rental value shall be made by said two (2) representatives within sixty (60) days from notification by Landlord to Tenant of Landlord’s rental determination and they shall submit said determination in writing to Landlord and Tenant.

If the two (2) representatives of the parties hereto cannot agree on the rental value for the Premises herein, said two (2) representatives shall choose a third licensed real estate broker with a minimum of ten (10) years experience in the leasing of industrial space in Sunnyvale, California, to act as an arbitrator. If the two representatives cannot or do not agree on a third representative, either party may have the third representative chosen by the American Arbitration

Association or by a judge of the Santa Clara County Superior Court. The current rental value for the subsequent option period shall be independently determined by the arbitrator, which said determination shall be made within ninety (90) days from notification by Landlord to Tenant of Landlord’s rental determination. The role of the arbitrator shall then be to immediately select from the fair market rent proposals of the representatives the one that most closely approximates the arbitrator’s determination of fair market rental value. The arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the two fair market rent proposals.

The proposal the arbitrator chooses as most closely approximating his determination of the question in issue shall constitute the decision and award and shall be final and binding upon the parties. Each party shall pay the charges of the representative appointed by such party. The charges and expenses of the arbitrator, as provided herein, shall be paid by the parties hereto in equal shares.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and the year first above written.

LANDLORD
East Arques Sunnyvale, LLC, a California limited liability company

By	/S/ [Unreadable Name]
Managing Member

TENANT
Symyx Technologies, Inc., a Delaware corporation,

By	/S/ Steven Goldby
	Its	CEO

By
Its

EXHIBIT A

BUILDING

[OMITTED]

EXHIBIT B

PREMISES

[OMITTED]

EXHIBIT C

LANDLORD’S PLANS AND SPECIFICATIONS

[OMITTED]

EXHIBIT D

TENANT’S PLANS AND SPECIFICATIONS

[OMITTED]

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is made effective as of November 15, 2006, by and between EAST ARQUES SUNNYVALE, LLC, a California limited liability company (“Landlord”) and SYMYX TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease dated February 29, 2000 (“Lease”) for those certain premises, consisting of approximately thirty-six thousand five hundred forty-seven (36,547) rentable square feet, comprising all of the rentable square footage in that certain building (“Building”) located at 1263 E. Arques, Sunnyvale, California, all as more particularly described in the Lease (“Premises”).

B. Landlord and Tenant now desire to amend the Lease referred to in Recital A above as more particularly described below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Except as otherwise expressly provided herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

2. Term of Lease.

(a) The term “Length of Term” set forth in the Basic Lease Information is hereby amended to mean the initial term expiring on November 14, 2015.

(b) Paragraph 3 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“3. Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date and continue in full force and effect until November 14, 2015, unless sooner terminated or extended pursuant to the terms hereof. ”

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3. Base Rent.

(a) The provisions of Paragraph 37.2 of the Lease to the contrary notwithstanding, monthly Base Rent for the Premises, net of Basic Operating Costs per Paragraph 7 of the Lease, for the period commencing on November 15, 2006 and ending on November 14, 2015, shall be as set forth below:

Remaining Initial Lease Term	Base Rent Per Month
11/15/06-11/14/07	$93,982.25
11/15/07-11/14/08	$96,906.01
11/15/08-11/14/09	$99,946.72
11/15/09-11/14/10	$103,109.06
11/15/10-11/14/11	$106,397.89
11/15/11-11/14/12	$109,818.28
11/15/12-11/14/13	$113,375.48
11/15/13-11/14/14	$117,074.97
11/15/14-11/14/15	$120,922.44

(b) The penultimate sentence of Paragraph 6.1 of the Lease is hereby deleted in its entirety, and the following is substituted in place thereof:

“The Base Rent payable by Tenant hereunder is subject to adjustment as provided in Paragraph 3(a) of the First Amendment to Lease made effective as of November 15, 2006, executed by Landlord and Tenant.”

4. Extension Options. Paragraph 37.6 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“Extension Option. Provided Tenant is not in default of its obligations under this Lease, Tenant shall have two (2) options to extend the Term of the Lease for a period of five (5) consecutive years each as more particularly described below. Each extended term of the Lease is referred to herein as an “Extended Term” and collectively as the “Extended Terms.” The first Extended Term of the Lease shall commence November 15, 2015. The second Extended Term of the Lease shall commence on the day following the expiration of the first Extended Term referred to in the immediately preceding sentence. If Tenant timely exercises an option to

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extend pursuant to the terms of this Paragraph 37.6, Tenant shall accept the Premises for such applicable Extended Term in its then “as is” condition and on the same terms and conditions as set forth in the Lease, as amended hereby, except that (i) Landlord shall have no obligation to construct or install any tenant improvements in the Premises for Tenant or provide any tenant improvement allowance, (ii) Tenant shall have no further right to extend the Term of the Lease beyond the two (2) Extended Terms set forth in this Paragraph 37.6, and (ii) the monthly Base Rent payable during the applicable Extended Term shall be an amount equal to ninety-five percent (95%) of the fair market rental value of the Premises (which may include adjustments to the monthly Base Rent during the applicable Extended Term based on cost of living or other rental adjustments), but in no event shall such monthly Base Rent payable during the first Extended Term be less than Two Dollars ($2.00) per rentable square foot of the Premises (NNN) and in no event shall such monthly Base Rent payable by Tenant during the second Extended Term be less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable). The parties hereto agree that the existence of any “wet” laboratory tenant improvements installed in the Premises and paid for solely by Tenant shall not be taken into consideration in determining the fair market rental value of the Premises. The options to extend stated herein are personal to Symyx Technologies, Inc. (and to any transferee pursuant to a Permitted Transfer as defined in Paragraph 21.3, as amended) and will not survive any assignment or sublet of the Lease (except an assignment or sublease to a transferee pursuant to a Permitted Transfer as defined in Paragraph 21.3, as amended). Tenant shall give Landlord written notice of its intent to exercise the applicable extension option at least one hundred eighty (180) days but not more than two hundred seventy (270) days prior to the date the Lease would expire but for the exercise of the applicable Extension Option. Tenant may not exercise the extension option for the second Extended Term unless it has timely exercised the extension option for the first Extended Term. Within thirty (30) days after Tenant exercises its applicable extension option pursuant to the terms above, Landlord will provide Tenant with its determination of the Base Rent for the applicable Extended Term (based on 95% of the monthly fair market rental value of the Premises, as reasonably determined by Landlord), but in no event shall such determination with respect to the first Extended Term be less than $2.00 per square foot per month and in no event shall such determination with respect to the second Extended Term be less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable). Tenant shall have thirty (30) days from notification by Landlord of the Base Rent to accept Landlord’s Base Rent determination.

The parties are obligated to negotiate in good faith to agree on the monthly fair market rental for the Premises for the applicable Extended Term. If the parties

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have not mutually agreed on the Base Rent for the applicable Extended Term (based on 95% of the monthly fair market rental value of the Premises [which may include adjustments to the monthly Base Rent during the applicable Extended Term based on cost of living or other rental adjustments], but in no event less than $2.00 per square foot per month for the first Extended Term and no less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable) for the second Extended Term) within thirty (30) days from notification by Landlord to Tenant of Landlord’s rental determination, each party hereto shall appoint one representative who shall be a licensed real estate broker with a minimum of ten (10) years experience in leasing industrial space in Sunnyvale, California, to determine the fair market rental for the Premises during the applicable Extended Term. The two (2) representatives so appointed shall determine the monthly fair rental value for the applicable Extended Term considering the use to which Tenant is then utilizing the Premises pursuant to the terms and conditions of this Lease. The parties hereto agree that the existence of any “wet” laboratory tenant improvements installed in the Premises and paid for solely by Tenant shall not be taken into consideration by the aforementioned real estate brokers (or the third real estate broker referred to in the immediately following paragraph, if applicable) in determining the fair market rental value of the Premises. The determination of said fair market rental value shall be made by said two (2) representatives within sixty (60) days from notification by Landlord to Tenant of Landlord’s rental determination and they shall submit said determination in writing to Landlord and Tenant.

If the two (2) representatives of the parties hereto cannot agree on the fair market rental value for the Premises herein, said two (2) representatives shall choose a third licensed real estate broker with a minimum of ten (10) years experience in the leasing of industrial space in Sunnyvale, California, to act as an arbitrator. If the two representatives cannot or do not agree on a third representative, either party may have the third representative chosen by the American Arbitration Association or by a judge of the Santa Clara County Superior Court. The fair market rental value for the applicable Extended Term shall be independently determined by the arbitrator, which said determination shall be made within ninety (90) days from notification by Landlord to Tenant of Landlord’s rental determination. The role of the arbitrator shall then be to immediately select from the fair market rent proposals of the representatives the one that most closely approximates the arbitrator’s determination of fair market rental value. The arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the two fair market rent proposals.

The proposal the arbitrator chooses as most closely approximating his determination of the fair market rental value of the Premises for the applicable Extended Term shall constitute the final determination of the fair market rental

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value of the Premises for the applicable Extended Term, shall be final and binding upon the parties and the Base Rent for such applicable Extended Term shall be equal to ninety-five percent of such fair market rental determination but in no event shall such monthly Base Rent payable during the first Extended Term be less than Two Dollars ($2.00) per rentable square foot of the Premises (NNN) and in no event shall such monthly Base Rent payable by Tenant during the second Extended Term be less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable). Each party shall pay the charges of the representative appointed by such party. The charges and expenses of the arbitrator, as provided herein, shall be paid by the parties hereto in equal shares.”

5. Permitted Transfer. The following provisions shall be deemed added at the end of Paragraph 21.3 of the Lease:

“Notwithstanding anything contained in Paragraph 21.3 above, Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in breach or default of any of its obligations under this Lease (beyond the applicable cure period); (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; and (c) Tenant shall give Landlord written notice at least five (5) business days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. The term “Affiliate” as used in this Paragraph 21.3 shall mean an entity controlled by, controlling or under common control with Tenant.”

6. Lab Use.

(a) Paragraph 37.4 of the Lease is hereby amended, in part, to delete therein the following words: “but with not more than ten percent (10%) of the Premises allocated for “wet” laboratory use” and to substitute in place thereof the words “but not more than fifty percent (50%) of the Premises allocated for “wet” laboratory use”. Landlord hereby agrees that, subject to the terms and conditions of the Lease, as amended (including, without limitation, the

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provisions of Paragraph 12.1 and 12.2 of the Lease), Tenant shall have the right to use not more than fifty percent (50%) of the Premises for “wet” laboratory use.

Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all lab equipment and/or plumbing and electrical for such lab equipment and restore the Premises by the expiration or earlier termination of the Term of the Lease to the condition existing prior to the construction or installation of such lab equipment, plumbing or electrical improvements. All such removal and restoration shall be accomplished in a good and workmanlike manner so as to not cause any damage to the Premises whatsoever. If Landlord requires the removal of any such lab equipment and/or plumbing or electrical improvements and Tenant fails to remove the same prior to the expiration or earlier termination of the Term of the Lease, then Landlord may retain and use such lab equipment, plumbing and/or electrical improvements or remove them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole cost and expense.

7. Lease Terms. Except as otherwise modified herein, the terms and conditions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the original Lease, the terms of this Amendment shall control.

8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below.

LANDLORD:

EAST ARQUES SUNNYVALE, LLC, a California limited liability company

By:	/s/ Scott Trobbe

Name:	Scott Trobbe
Its:	Member
Date:	January 16, 2007

TENANT:

SYMYX TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Jeryl L. Hilleman

Name:	Jeryl L. Hilleman
Its:	Executive Vice President and Chief Financial Officer
Date:	January 18, 2007